Exhibit 2.1
CONTRIBUTION AGREEMENT
by and between
CYTRX CORPORATION
and
RXI PHARMACEUTICALS CORPORATION

January 8, 2007

EXHIBITS

EXHIBIT A	Form of Bill of Sale
EXHIBIT B	Form of Assignment and Assumption Agreement
EXHIBIT C	Registration Rights Terms

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT is dated as of January 8, 2007 and is made by and between CytRx Corporation, a Delaware corporation (“CytRx”), and RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi”). CytRx and RXi are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
A. CytRx has assisted in the formation of RXi for the purpose of carrying out the RXi Business (as defined below).
B. CytRx desires to transfer to RXi certain technology, contractual rights and obligations and intellectual property rights relating to or useful for the conduct of the RXi Business, and RXi desires to obtain such technology, contractual rights and obligations and intellectual property rights.
C. The Parties intend for the transactions contemplated by this Agreement to qualify as a contribution pursuant to Section 351 of the Code (as defined below).
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CytRx and RXi agree as follows:
ARTICLE 1
DEFINITIONS
All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth below:
     1.1. “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person of which such Person is deemed an Affiliate. “Control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of a Person’s outstanding voting stock. For the purposes of this Agreement, neither Party hereto shall be considered an Affiliate of the other Party hereto.
     1.2. “Agreement” shall mean this Contribution Agreement by and between CytRx and RXi.
     1.3. “Assigned Contracts” shall mean the Contracts listed on Schedule 1.3 hereto.
     1.4. “Assumed Liabilities” shall have the meaning set forth in Section 2.2(a) hereof.

     1.5. “Business Documents” shall have the meaning set forth in Section 2.1(a)(vi) hereof.
     1.6. “Closing” shall have the meaning set forth in Section 2.3 hereof.
     1.7. “Closing Date” shall mean the date of the Closing.
     1.8. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.9. “Common Stock” shall mean the common stock, $0.0001 par value per share, of RXi.
     1.10. “Contracts” shall mean any contracts, agreements, leases, mortgages or other arrangements.
     1.11. “CytRx” shall have the meaning set forth in the preamble to this Agreement.
     1.12. “Damages” shall mean out-of-pocket losses, damages, assessments, fines, penalties, fees, expenses, costs (including reasonable attorney’s fees) or amounts paid in settlement, but shall exclude punitive, consequential, special damages or lost profits.
     1.13. “Effective Time” shall mean 11:59 p.m. Eastern Standard Time on the Closing Date.
     1.14. “Encumbrances” shall mean any charge, claim, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, restriction on transfer and right of first offer or first refusal other than Permitted Encumbrances.
     1.15. “Excluded Assets” shall have the meaning set forth in Section 2.1(b) hereof.
     1.16. “FICA” shall mean any applicable taxes established under the Federal Insurance Contribution Act.
     1.17. “Force Majeure” shall mean any contingency beyond the reasonable control of the Party claiming to be affected, including, without limitation, an act of God, judicial or regulatory action, war, civil commotion, destruction of production facilities or materials by explosion, fire, earthquake, flood or storm, and labor disturbances (whether or not any such labor disturbance is within the power of the affected Party to settle).
     1.18. “Governmental Entity” shall mean any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power or any court or tribunal (or any department, bureau or division thereof).
     1.19. “Indemnified Party” shall mean a party seeking indemnification under Sections 7.1 or 7.2 hereof.
     1.20. “Indemnifying Party” shall mean the party from which indemnification is sought under Sections 7.1 or 7.2 hereof.
     1.21. “Indemnity Claim” means a claim for indemnity under Section 7.1 or 7.2, as the case may be.
     1.22. “Intellectual Property” shall mean all rights and interests (including contractual rights) pertaining to or deriving from: (a) patents, copyrights and trade marks; (b) trade names,

service marks and service names; (c) registrations, applications, and licenses relating to any of the foregoing; and (d) any and all technology, inventions or technical information, whether patentable or not, discovered, invented or developed before the Effective Time.
     1.23. “Legal Requirement” shall mean any United States federal, state or local or foreign law, statute, ordinance or regulation, or any Governmental Order, or any license, franchise or permit granted under any of the foregoing.
     1.24. “Material Adverse Effect” shall mean any change in, or effect on, the RXi Business or the Transferred Assets (including on the operations or financial condition of the RXi Business) which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is materially adverse to the RXi Business or the Transferred Assets; provided, however, that the following shall not be deemed to constitute a Material Adverse Effect: (a) the loss of a RXi Employee after the date of this Agreement or (b) any matter resulting from or arising out of (i) actions taken in connection with the transactions contemplated by this Agreement and the pendency of the transactions contemplated hereby; (ii) the condition of the United States economy, financial markets or political conditions generally; (iii) a condition generally affecting participants in the life sciences industry; or (iv) hostilities or terrorist activities, any war or other national or international calamity or emergency.
     1.25. “Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.
     1.26. “Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and all by-laws of such Person, in each case, as amended or supplemented.
     1.27. “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.
     1.28. “Permitted Encumbrances” shall mean (i) those encumbrances set forth in Schedule 1.2828 of this Agreement, (ii) all encumbrances approved in writing by RXi, (iii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens, (iv) zoning, entitlement, building and other land use regulations imposed by governmental agencies, (v) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, and pension programs mandated under applicable Legal Requirements or other social security, (vi) encumbrances arising out of operation of law with respect to any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable incurred in the Ordinary Course of Business and which are not delinquent, (vii) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record, (viii) restrictions on the transfer of securities arising under federal, state or foreign securities laws, (ix) such easements, restrictions of record and other non-monetary encumbrances or other imperfections of title as do not materially detract from the value or unreasonably interfere with the use of or the conduct of the RXi Business or the Transferred Assets, or (x) statutory liens for Taxes, special assessments or other governmental charges not yet due and payable.

     1.29. “Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Entity or other entity of any kind.
     1.30. “Plans” shall mean all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation, all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) covering current employees or former employees of CytRx employed in conducting the RXi Business.
     1.31. “RXi Business” shall mean the development, manufacture and/or commercialization of therapeutic products related to, based on or utilizing RNA interference technology.
     1.32. “RXi” shall have the meaning set forth in the preamble to this Agreement.
     1.33. “Securities Act” shall mean the Securities Act of 1933, as amended.
     1.34. “Shares” shall have the meaning set forth in Section 3.1 hereof.
     1.35. “Tax” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, social security (including FICA), unemployment, real property, sales, use, value added or alternative minimum including any interest or penalties unless subject to a good faith dispute.
     1.36. “Third Party” shall mean any Person other than CytRx or RXi and their respective Affiliates.
     1.37. “Third Party Claim” shall have the meaning set forth in Section 7.3.
     1.38. “Transfer Impediment” shall have the meaning set forth in Section 6.1(a) hereof.
     1.39. “Transferred Assets” shall have the meaning set forth in Section 2.1(a) hereof.
     1.40. “Transferred Technology” shall mean Intellectual Property that is used exclusively by CytRx in its conduct of the RXi Business at the Closing Date and any remedies against any and all past, present and future infringements thereof and rights to protections of interest therein.
ARTICLE 2
TRANSFER OF ASSETS
     2.1 Contribution and Purchase of Transferred Assets.
          (a) CytRx hereby contributes, transfers, assigns, conveys, and delivers to RXi and its successors and assigns, for its and their own use and behalf, all of CytRx’s right, title, and interest in and to the following assets, other than the Excluded Assets (the “Transferred Assets”), and all goodwill associated therewith, and RXi hereby accepts the contribution, transfer, assignment, conveyance and delivery of the Transferred Assets and agrees to fully and entirely stand in the place of CytRx in all matters related thereto:
     (i) the Assigned Contracts;
     (ii) the Transferred Technology;

     (iii) all (a) accounting and other books and records, (b) correspondence, (c) reports, (d) studies and (e) documents and other business records and files (“Business Documents”) to the extent related exclusively to the RXi Business at the Effective Time; and
     (iv) the equipment listed on Schedule 2.1(a)(iv) of this Agreement.
          (b) Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following properties, assets and rights of CytRx (collectively, the “Excluded Assets”) are excluded from the Transferred Assets:
     (i) the names and marks “CytRx” and any variants and derivations thereof;
     (ii) all items listed in Schedule 2.1(b)(ii) of this Agreement;
     (iii) all claims for refunds of Taxes and other governmental charges of whatever nature;
     (iv) all rights in connection with and assets of any Plans;
     (v) all insurance policies and rights thereunder;
     (vi) all personnel and other records that CytRx is required by law to retain in its possession;
     (vii) CytRx’s rights under this Agreement; and
     (viii) CytRx’s rights under any Contracts not included in the Assumed Liabilities.
     2.2 Assumption of Liabilities.
          (a) At the Effective Time, RXi shall assume and agree to discharge and be responsible for all of the liabilities and obligations, known and unknown, whether absolute or contingent, to the extent (but only to the extent) that such liabilities and obligations relate to the Transferred Assets or the RXi Business (the “Assumed Liabilities”), including without limitation:
     (i) all of CytRx’s payment, performance and other obligations under the Assigned Contracts, whether arising prior to, on or after the Effective Time;
     (ii) all other liabilities relating to the Transferred Assets, whether incurred prior to, on or after the Effective Time.
          (b) Except as provided under this Section 2.22.1(b)(viii), RXi shall not assume or agree to perform, pay or discharge, or have any liability for, and CytRx shall remain unconditionally liable for and shall discharge, any obligations, liabilities and commitments of CytRx, of any kind or nature, known or unknown, fixed or contingent (the “Excluded Liabilities”).
          (c) The assumption of the liabilities by RXi under this Section 2.2 shall not enlarge any rights of Third Parties under Contracts with RXi or CytRx.
     2.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Ropes & Gray LLP, One International Place, Boston,

Massachusetts, on the date hereof at 10:00 a.m. local time, or at such other place as CytRx and RXi agree in writing. The Closing shall be effective as of the Effective Time.
     2.4 Deliveries.
          (a) At the Closing and subject to Section 6.1 hereof, CytRx shall deliver or cause to be delivered to RXi all of the Transferred Assets, and in furtherance thereof:
     (i) CytRx shall deliver or cause to be delivered to RXi all of the Assigned Contracts with such assignments thereof and consents to assignments as are necessary to transfer to RXi CytRx’s full right, title and interest in the same;
     (ii) CytRx shall execute and deliver to RXi a bill of sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”) and an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”); and
     (iii) RXi shall execute and deliver to CytRx the Assignment and Assumption Agreement and deliver to CytRx the Shares (as defined in Section 3.1).
          (b) In addition, within 90 days after the Closing, CytRx shall make available, transfer, and deliver any and all physical embodiments of the Transferred Technology to RXi.
ARTICLE 3
CONSIDERATION
     3.1 Consideration. In consideration of the contribution, transfer and rights granted to RXi hereunder, RXi agrees to issue to CytRx 3,953 shares of the Common Stock of RXi, par value $0.0001 per share (the “Shares”), which, when aggregated with the 200 shares of the Common Stock of RXi held by CytRx on the date hereof, shall represent 85.366% of the issued and outstanding shares of RXi as of the Effective Time. CytRx acknowledges that the certificates representing the Shares will contain customary legends as are required by the Delaware General Corporation Law and regarding restrictions on transferability under federal and state securities laws
     3.2 Reporting. The Parties intend that the consummation of the transactions contemplated by this Agreement will constitute a contribution to which the provisions of Section 351(a) of the Code apply, and each of the Parties agrees to report the consummation of such transactions as such for federal, state and local income tax purposes. Each of CytRx and RXi shall duly and timely file their respective tax returns for their taxable year in which the transactions contemplated by this Agreement are consummated containing the information required under Treasury Regulation Section 1.351-3. The Parties shall cooperate with each other in timely providing the information necessary for the filing of such information.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CYTRX
     CytRx represents and warrants to RXi as of the Closing Date that:
     4.1 Organization and Qualification. CytRx is a corporation, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     4.2 Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of CytRx.
     4.3 No Conflicts. Except as would not reasonably be expected to have a Material Adverse Effect and subject to obtaining any third party consents referred to in the final sentence of this Section 4.3, the execution, delivery and performance by CytRx of this Agreement will not:
(a)	result in a material breach or violation of, or default under, any obligation under a Contract; or

(b)	result in a breach or violation of, or default under, the Organizational Documents of CytRx.
No consents, waivers or approvals under any of CytRx’s or any of its subsidiaries’ Contracts are required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those the absence of which would not reasonably be expected to have a Material Adverse Effect.
     4.4 Title to Properties. CytRx has sole and exclusive title to, or right to use, the Transferred Assets, other than the Transferred Technology (which are covered in Section 4.45).
     4.5 Intellectual Property. To its knowledge and without any independent investigation, CytRx has not (i) interfered with or misappropriated any Intellectual Property rights of Third Parties that is included in the Transferred Assets or (ii) received any written charge, complaint, claim, demand, or notice alleging any such interference or misappropriation (including any claim that CytRx must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the RXi Business).
     4.6 Permits. All of the approvals, authorizations, permits, licenses, waivers, filings and consents required to be made, obtained or given by CytRx to accomplish the transactions contemplated by this Agreement, have been made or obtained by CytRx, unless the failure to obtain any such approval, authorization, permit, license, waiver, filing or consent would not, individually or collectively, reasonably be expected to have a Material Adverse Effect.
     4.7 Agreements, Contracts and Commitments. A true and correct list of all Assigned Contracts are listed in Schedule 1.3. CytRx is not in arrears on any payment due under any of the Assigned Contracts. CytRx has not received a notice of default from any other party to any of the Assigned Contracts.
     4.8 Representations Regarding the Shares.
          (a) CytRx is acquiring the Shares for its own account, for investment and not for, with a view to, or in connection with, any distribution or public offering thereof within the meaning of the Securities Act.
          (b) CytRx understands that the Shares have not been, and will not be, registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration, that the certificates for the Shares shall bear a legend to such effect, and that appropriate stop transfer instructions may be issued. CytRx further understands that such exemption depends upon, among other things, the bona fide nature of CytRx’s investment intent expressed herein.
          (c) CytRx has not been formed for the specific purpose of acquiring the Shares pursuant to this Agreement. CytRx understands the term “accredited investor” as used in Regulation D promulgated under the Securities Act and represents and warrants to RXi that it is an “accredited investor” for purposes of acquiring the Shares hereunder.
          (d) CytRx has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of privately held companies so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting its interest in connection with this transaction. CytRx is able to bear the economic risk of such investment, including a complete loss of the investment.
          (e) CytRx acknowledges that it and its representatives have had the opportunity to ask questions and receive answers from officers and representatives of RXi concerning RXi and its business and the transactions contemplated by this Agreement and to obtain any additional information which RXi possesses or can acquire that is necessary to verify the accuracy of the information regarding RXi herein set forth or otherwise desired in connection with its acquisition of the Shares hereunder.
          (f) CytRx understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to CytRx) promulgated by the Securities and Exchange Commission under the Securities Act depends upon the satisfaction of various conditions, and that such exemption is not currently available.
     4.9 Disclaimer. CytRx shall not be deemed to have made to RXi any representation or warranty other than as expressly made by CytRx in this Article 4.
ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS OF RXi
RXi represents, warrants, and covenants to CytRx as of the Closing Date as follows:
     5.1 Organization and Qualification. RXi is a corporation, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and under the Assigned Contracts.
     5.2 Authorization. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of RXi.
     5.3 No Conflicts. Except as would not reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance by RXi of this Agreement will not:
(a)	result in a material breach or violation of, or default under, any Contractual Obligation of RXi; or

(b)	result in a breach or violation of, or default under, the Organizational Documents of RXi.

     5.4 Capitalization. Immediately prior to the Effective Time, the authorized capital stock of RXi consists of 1,000,000 shares of Common Stock, 912 shares of which are issued and outstanding.
     5.5 Issuance of the Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement have been duly authorized and reserved for issuance by all necessary corporate action on the part of RXi. The Shares, when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and non-assessable.
     5.6 Permits. All of the approvals, authorizations, permits, licenses, waivers, filings and consents required to be made, obtained or given by RXi to accomplish the transactions contemplated by this Agreement have been made or obtained by RXi, unless the failure to obtain any such approval, authorization, permit, license, waiver, filing or consent would not, individually or collectively, reasonably be expected to materially adversely affect CytRx or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to CytRx.
     5.7 Compliance with Laws. RXi shall comply with all applicable laws and regulations in performing its obligations under this Agreement. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. RXi hereby agrees and gives assurance that in performing its obligations under this Agreement it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by RXi or its Affiliates or sublicensees under this Agreement, excluding CytRx, and that it will defend and hold CytRx harmless in the event of any legal action of any nature occasioned by such violation.
ARTICLE 6
CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES
     6.1 Inability to Transfer Assets.
          (a) If and to the extent that the transfer to RXi of any Transferred Asset from CytRx would be a violation of applicable laws or agreements or require any consent or governmental approval in connection with the transactions contemplated hereby that has not been obtained by the Effective Time (a “Transfer Impediment”), then, unless the Parties shall otherwise determine, the transfer or assignment to RXi of such Transferred Asset shall be automatically deemed deferred and any such purported transfer shall be null and void until such time as all relevant Transfer Impediments are removed or obtained, as applicable, and CytRx shall not be obligated to transfer such asset except as provided in Section 6.1(b) below. Notwithstanding the foregoing, such asset shall still be considered a Transferred Asset for purposes of determining whether any Liability is an Assumed Liability.
          (b) If the transfer or assignment of any asset intended to be transferred or assigned hereunder is not consummated prior to or on the Effective Time, whether as a result the provisions of Section 6.1(a) or for any other reason, then CytRx shall hold such asset for the use and benefit, insofar as reasonably possible and not in violation of a Transfer Impediment, of RXi (at the expense of RXi) and shall take such other actions as may be reasonably requested by RXi in order to place RXi, insofar as reasonably possible and not in violation of a Transfer Impediment, in the same position as if such asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Effective Time to RXi. If and when a Transfer Impediment which caused the deferral of a transfer of any asset pursuant to Section 6.1(a) is removed or obtained, as applicable, the transfer of the applicable asset shall be effected in accordance with the terms of this Agreement. The Parties shall cooperate and use reasonable efforts, without the requirement to make any payment or make a material concession, to remove or obtain, as applicable, any Transfer Impediment which prohibits the transfer or assignment of assets hereunder.
     6.2 Inability to Assign Liabilities. If the assignment of an Assumed Liability to RXi hereunder is prohibited by a Transfer Impediment, CytRx shall continue to be bound by the relevant obligations and, unless not permitted by law or the terms of the relevant obligation, RXi shall, as agent or subcontractor for CytRx, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other liabilities of CytRx thereunder. CytRx shall, without further consideration, pay and remit, or cause to be paid or remitted, to RXi promptly all money, rights and other consideration received by it in respect of such performance (unless any such consideration is an Excluded Asset). If and when such Transfer Impediment is removed or obtained, as applicable, or such obligations shall otherwise become assignable, the transfer of the applicable liability shall be effected in accordance with the terms of this Agreement. The parties shall cooperate and use reasonable efforts, without the requirement to make any payment or make a material concession, to remove or obtain, as applicable, any Transfer Impediment, which prohibits the assignment of any Assumed Liability hereunder.
     6.3 Further Assurances. Each of CytRx and RXi agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the execution of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
     6.4 Access. RXi agrees that CytRx and its accountants, counsel and other representatives shall have the right, at CytRx’s own expense, at any time or from time to time during reasonable business hours upon reasonable notice, to inspect and make copies of or extracts from any of books and records of the RXi Business in the possession of RXi to the extent relating to the operation of the RXi Business or ownership of the Transferred Assets prior to the Effective Time, in each case only to the extent such inspections would not reasonably be expected to interfere with the conduct RXi of its business.
ARTICLE 7
LIMITATION OF LIABILITY AND INDEMNIFICATION
     7.1 Indemnification by CytRx. Subject to Sections 7.4 and 8.2, CytRx shall indemnify RXi from and against Damages, incurred by RXi as a result of any breach of a representation or warranty, or material breach of a covenant, made by CytRx in this Agreement. The calculation of any such Damage will reflect (i) the amount of any tax benefit reasonably expected to be recognized by RXi for tax purposes and (ii) the amount of any insurance proceeds received by RXi in respect of such Damage.
     7.2 Indemnification by RXi. Subject to Sections 7.4 and 8.2, RXi shall indemnify CytRx from and against Damages incurred by CytRx as a result of:
          (a) any breach of a representation or warranty, or material breach of a covenant, made by RXi in this Agreement;
          (b) any failure of RXi to discharge any Assumed Liabilities; or
          (c) RXi’s operation of the RXi Business after the Closing Date.
     7.3 Claims. Except as otherwise provided herein, if any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Party under this Article 7 then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 7, except to the extent such delay prejudices the Indemnifying Party. The Indemnifying Party will be entitled to control the defense of any Third Party Claim. In addition, the Indemnifying Party will have the right to participate in the defense of any Third Party Claim for which it does not assume control. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim for which the Indemnifying Party has assumed control. If the Indemnifying Party does not elect to control the defense of a Third Party Claim, the Indemnified Party will control the defense of the Third Party Claim. The Indemnified Party will not, however, without the prior written consent of the Indemnifying Party, consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim.
     7.4 Limitations on Indemnification.
          (a) No party shall be obligated pursuant to this Article 7 or for any other reason or cause to indemnify the other in an amount in excess of $10,000,000.
          (b) No indemnification shall be payable pursuant to this Article 7 unless the amount of all claims for indemnification exceeds $100,000 in the aggregate, and, after all claims for indemnification exceed such amount, the Indemnifying Party shall be required to indemnify the Indemnified Parties with respect to all damages claimed by the Indemnified Parties.
          (c) No action or claim pursuant to this Article 7 shall be brought or asserted after the date twelve (12) months from the Closing Date.
     7.5 Exclusive Remedy. The indemnification provisions of this Article 7 shall be the sole and exclusive remedy for both Parties following the Closing Date with respect to any matter arising out of the transactions contemplated hereby.
ARTICLE 8
TERM AND SURVIVAL
     8.1 Term. Subject to Section 8.2 herein, this Agreement shall be effective as of the date hereof and shall continue in full force and effect indefinitely.

     8.2 Survival. The representations and warranties contained in Article 4 and Article 5 herein shall survive the Closing Date, except that all such representations and warranties shall expire on the date twelve (12) months after the Closing Date, except with respect to and to the extent of any claims of which written notice specifying in reasonable detail, the nature and amount of the claims, has been given by RXi to CytRx, or by CytRx to RXi, as the case may be, prior to such expiration.
ARTICLE 9
MISCELLANEOUS
     9.1 Compliance with Bulk Sales Laws. The parties hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, without limitation, any applicable state tax law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.
     9.2 Registration Rights. The terms of Exhibit C hereto are incorporated into this Agreement as if set forth fully herein.
     9.3 Notices. Any notice, request, consent or other communication to CytRx or RXi shall be in writing and shall be deemed given (i) when delivered personally or when sent by facsimile transmission and confirmed by telephone or electronic transmission report, (ii) on the next business day after timely delivery to a generally recognized receipted overnight courier (such as FedEx) and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the Party at such Party’s address as set forth below or as subsequently modified by written notice delivered as provided herein, as follows:
     If to CytRx, to:
CytRx Corporation
11726 San Vicente Blvd.
Suite 650
Los Angeles, California 90049
Attention: General Counsel
Telephone: (310) 826-5648
Facsimile: (310) 826-6139
     with a copy to:
Sanford J. Hillsberg, Esq.
Troy & Gould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Telephone: (310) 553-4441
Facsimile: (310) 201-4746
     If to RXi, to:

RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, Massachusetts 01605
Attention: President
Telephone:
Facsimile:
     with a copy to:
Marc A. Rubenstein
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110-2624
Telephone: (617) 951-7826
Facsimile: (617) 951-7050
     9.3 Entire Agreement. This Agreement, together with any agreements referenced herein, constitutes, on and as of the date hereof, the entire agreement of CytRx and RXi with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between CytRx and RXi with respect to such subject matter are hereby superseded in their entirety.
     9.4 No Implied Waivers; Rights Cumulative. No failure on the part of CytRx or RXi to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
     9.5 Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by CytRx or RXi therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Party against whom enforcement of such amendment is sought, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Party against whom enforcement of such variation, contradiction or explanation is sought.
     9.6 Successors and Assigns; Third-Party Beneficiaries. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, CytRx, RXi and their respective successors and assigns. This Agreement is for the sole benefit of the parties and their permitted successors and assignees no other provision of this Agreement will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.
     9.8 Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by Force Majeure, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.
     9.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, CytRx and RXi hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.
     9.10 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.
     9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their respective corporate names by their respective authorized representatives as of the date first set forth above.

RXI PHARMACEUTICALS CORPORATION		CYTRX CORPORATION

By:	/s/ Tod Woolf	By:	/s/ Steven A. Kriegsman
	Name: Tod Woolf		Name: Steven A. Kriegsman
	Title: President		Title: President and CEO

Exhibits and Schedules to Contribution Agreement dated January 8, 2007

EXHIBIT A:	Form of Bill of Sale
EXHIBIT B:	Form of Assignment and Assumption Agreement
EXHIBIT C:	Registration Rights Terms
Schedule 1.3:	Assigned Contracts
Schedule 2.1(a)(iv):	Transferred Equipment
Schedule 2.1(b)(ii):	Exclusions from Transferred Assets
The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.